U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                     FORM 3

                         INITIAL STATEMENT OF BENEFICIAL
                             OWNERSHIP OF SECURITIES


  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935
           or Section 30(f) of the Investment Company Act of 1940

  1.   Name and Address of Reporting Person

       Jianjun Zhang
       524 Westgate Drive
       Edison, New Jersey 08820

  2.   Date of Event Requiring Statement (Month/Day/Year)

       8/28/2002

  3.   I.R.S. Identification Number of Reporting Person, if an Entity
       (Voluntary)


  4.   Issuer Name and Ticker and Ticker or Trading Symbol

       Weston Technologies Corp., No Ticker or Trading Symbol

  5.   Relationship of Reporting Person to Issuer (Check all applicable)

       [X] Director  [X] 10% Owner [X] Officer (Give title below)
       [_] Other (Specify below)

       President, Secretary and Director

  6.   If Amendment, Date of Original (Month/Day/Year)


  7.   Individual or Joint/Group Filing (Check applicable line)

             X   Form filed by One Reporting Person
           _____

           _____ Form Filed by More than One Reporting Person

---------------------------------------------------------------------------
          Table I   Non-Derivative Securities Beneficially Owned
----------------------------------------------------------------------------
1. Title of Security|2. Amount of   |3. Ownership Form:|4. Nature of Indirect
   (Instr. 4)       |   Securities  |   Direct (D) or  |   Beneficial
                    |   Beneficially|   Indirect (I)   |   Ownership
                    |   Owned       |   (Instr. 5)     |   (Instr. 5)
                    |   (Instr. 4)  |                  |
____________________|_______________|__________________|___________________
Common Stock        |   5,000,000   |        I         |By Waywood Investment
____________________|_______________|__________________|_____Inc.__________
                    |               |                  |
____________________|_______________|__________________|___________________


---------------------------------------------------------------------------

             Table II   Derivative Securities Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------- ------
1.Title of      |2.Date Exer-    |3.Title and  |4.Conver-|5.Owner- |6.Nature
Derivative      |cisable and     |Amount of    |sion or  |ship Form|of
Security        |Expiration      |Securities   |Exercise |of Deriv-|Indirect
(Instr. 4)      |Date (Month,    |Underlying   |Price of |ative    |Benefi-
                |Day, Year)      |Derivative   |Deriva-  |Security:|cial
                |                |Security     |tive     |Direct   |Owner-
                |                |(Instr. 4)   |Security |(D) or   |ship
                |                |             |         |Indirect |(Instr.5)
                |                |             |         |(I)      |
                |                |             |         |(Instr.5)|
                |________________|_____________|         |         |
                |Date    |Expira-|Title |Amount|         |         |
                |Exercis-|tion   |      |or    |         |         |
                |able    |Date   |      |Number|         |         |
                |        |       |      |of    |         |         |
                |        |       |      |Shares|         |         |
________________|________|_______|______|______|_________|_________|_________
Not applicable  |        |       |      |      |         |         |
________________|________|_______|______|______|_________|_________|_________
                |        |       |      |      |         |         |
________________|________|_______|______|______|_________|_________|_________

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

Weston Technologies Corp. is controlled by Mr. Jianjun Zhang. 5,000,000 common shares are owned by Waywood Investment Ltd.



           /s/ Jianjun Zhang                     9/19/2002
          ----------------------         --------------------
               Jianjun Zhang                       Date

     **SIGNATURE OF REPORTING PERSON


*   If the form is filed by more than one reporting person, see Instruction
    5(b)(v)


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).